PREFERRED APARTMENT COMMUNITIES, INC.
ARTICLES OF AMENDMENT

        Preferred Apartment Communities, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland (the "Department") that:

FIRST: The charter of the Corporation (the "Charter") is hereby amended by deleting Article 5 of the Charter in its entirety and substituting in lieu thereof the following new Article 5:
ARTICLE 5
Section 5.01. By-laws. The Board shall have the power to adopt, alter or repeal any provision of the Corporation's By-laws and to make new By-laws. The By-laws also may be adopted, altered or repealed, and new By-laws may be made, by the affirmative vote of the holders of not less than a majority of the Shares then outstanding and entitled to vote on the matter or such other standard as may be required to approve such action by an express provision of the By-laws as then in effect. The By-laws may also include other requirements that stockholders must satisfy in order to make such a proposal.

        SECOND: The amendment to the Charter as hereinabove set forth has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

THIRD: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

        IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested by its Secretary on this 19th day of November, 2020.

ATTEST:                    PREFERRED APARTMENT COMMUNITIES, INC.

/s/ Jeffrey R. Sprain__________________     By: /s/ Joel T. Murphy        (SEAL)
Name: Jeffrey R. Sprain             Name: Joel T. Murphy
Title: Secretary                 Title: President and Chief Executive Officer